SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 6, 2006

AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 227-1243

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On November 6, 2006, the Registrant closed on a real estate mortgage refinancing related to its facility in Kinderhook, New York. The new loan through First Niagara Financial Group (“FNFG”), is in the amount of $775,000 and has a term of ten (10) years with a twenty (20) year amortization. The interest rate is fixed at 7.50% for the first five (5) years. Beginning with year six (6) and through the end of the loan term, the rate changes to 2% above the Federal Home Loan Bank of New York five (5) year term, fifteen (15) year Amortization Advances Rate. The loan is collateralized by the Registrant’s 30,000 square foot facility in Kinderhook, New York and its personal property. The Registrant’s monthly payment will be $6,292.80 and payments will commence on January 1, 2007, with the final payment being due on December 1, 2017. The Registrant received proceeds of $154,238.95 after closing costs and accrued interest, the balance being a refinance of existing debt. The cash received was for improvements to the Kinderhook, New York property, including repaving of the driveway and parking lot and replacing the roof. Carl A. Florio, a member of the Registrant’s Board of Directors is an officer of FNFG however Mr. Florio was not directly involved in this transaction.

Prior to this refinancing, the Registrant financed the acquisition of its Kinderhook, New York facility through a real estate mortgage loan with FNFG, a real estate mortgage loan with New York Business Development Corporation (“NYBDC”), and a real estate mortgage loan with Columbia Economic Development Corporation (“CEDC”). All three of these mortgage loans were paid in full as part of this refinancing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Date: November 9, 2006	By:	/s/ Keith E. Palmer
Keith E. Palmer Chief Financial Officer